EXHIBIT 99.1

For Immediate Release
For more information, contact:

James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Acquires CompressorWorks

New York, NY, May 1, 2012 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has acquired CompressorWorks, a temperature control company, for approximately $37.4 million. CompressorWorks has manufacturing and distribution facilities in Dallas, Texas, and distributes a range of temperature control products including new compressors, fan clutches, and other A/C system and engine cooling products.  Revenue of CompressorWorks was approximately $60 million in 2011.

Mr. Lawrence I. Sills, Standard Motor Products’ Chairman and Chief Executive Officer, stated, “We are very pleased to announce this acquisition, which we believe will enhance our position as the leading supplier of Temperature Control parts to the independent aftermarket.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

“CompressorWorks is a relatively young company, but during that time they have developed an impressive list of customers and sophisticated design and manufacturing capabilities. They are the industry leader in new compressor manufacturing, the fastest growing segment of the business. The combination of Four Seasons and CompressorWorks will create a strong player in this highly competitive industry.

“We believe the acquisition will be accretive to earnings in the first year and anticipate further savings to follow from our combined efforts.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

###